CUMMINS ENGINE COMPANY, INC.
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                            SCHEDULE 10(h)
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              KEY EXECUTIVE COMPENSATION PROTECTION PLAN
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The purpose of this Plan is to assist Cummins Engine Company, Inc.
("Cummins") in retaining the services of its key executives and to permit those key executives to concentrate on performing their duties and to enable them to give advice on any takeover proposal without undue concern regarding its potential impact on their personal financial security and future.

The Cummins Board of Directors (the "Board") believes it is in the best interests of Cummins and its stockholders that the Board be able to rely upon each key executive continuing in his position and to be available for advice by providing him with appropriate termination protection to reduce the likelihood of his leaving Cummins to avoid a sudden discharge in the event of a takeover.

1. Key Executives. "Participants" in this Plan shall consist of those officers and other employees of Cummins and its subsidiaries who are from time to time designated as key executives to participate in this Plan by the Board. A Participant whom the Board determines is no longer a key executive for purposes of this Plan shall cease to be a Participant in this Plan when so notified of such determination, except that no such determination shall be made, and if made shall have no effect, (i) within two years after a Change of Control (as hereinafter defined) or (ii) during any period when Cummins has knowledge that a third person has taken steps reasonably calculated to effect a Change of Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change of Control.

2. Change of Control. For purposes of this Plan, a "Change of Control" shall be deemed to have taken place if there has been a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934; provided that, notwithstanding the foregoing, a Change of Control shall in any event be deemed to have occurred if (i) any person is or becomes the beneficial owner, directly or indirectly, of 25 percent or more of the common stock of Cummins or (ii) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority of the Board unless the election of each new director, or his or her nomination for election by the Cummins stockholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

3. Termination. "Termination" shall mean (i) any voluntary or involuntary termination by Cummins of the employment of any Participant with Cummins for any reason other than death, disability or Cause (as defined below), or (ii) voluntary or involuntary termination by any Participant of his employment with Cummins for any reason whatsoever, in the Participant's sole discretion, other than a termination by Cummins for Cause, and in either case such termination shall have occurred before the second anniversary of the date of any Change of Control. The term "Cause" means fraud, misappropriation or intentional material damage to the property or business of Cummins or commission of a felony.

4. Termination Payments. In the event of the Termination of any Participant, Cummins shall pay to such Participant and provide him with the following:

  (a) For a period of one year following the date of his Termination, Cummins shall continue to pay such Participant his salary on a monthly basis at the annual rate in effect immediately prior to the date of his Termination or the effective date of the Change of Control, whichever is higher, plus four quarterly bonus payments in the amount of the Participant's Target Bonus payments as calculated under, and payable at the times contemplated in, Cummins' Target Bonus Plan in effect prior to the Change of Control and adjusted as provided in the next two sentences. In making the calculations under the Target Bonus Plan, the Participant's "Base Salary" shall be the annual rate in effect immediately prior to the date of his termination or the effective date of the Change of Control, whichever is higher, the Participant's "Target Bonus Percentage" shall be the percentage in effect for such Participant immediately prior to the date of his Termination or the effective date of the Change of Control, whichever is higher, and the applicable "Bonus Factor" in each case shall be 1.0 without regard to actual performance during the measurement period. To the extent Participants in this Plan are also participants in Cummins Five Year Performance Plan or its Restricted Unit Plan, such persons shall be entitled to all benefits hereunder and thereunder in the event of a Change of Control, provided, however, that any employee participating in Cummins' Restricted Unit Plan shall have his payments under this Plan reduced by any payments received by him under the takeover provisions of the Restricted Unit Plan.

  (b) For a period of one year following the date of his Termination, such Participant shall continue to be treated as an employee under the provisions of any Cummins stock option or other incentive compensation arrangement existing on the effective date of the Change of Control. In addition, such Participant shall continue to be entitled to all benefits and service credits for benefits under all pension, life insurance, medical, dental, disability, financial advisory and other employee benefit plans, programs and arrangements of Cummins as if he were still employed during such period.

  (c) If, despite the provisions of paragraph 4(b), benefits or service credits under any employee benefit plan shall not be payable or provided under any such plan to such Participant, or his dependents, beneficiaries and estate, because he is no longer a Cummins employee, Cummins itself shall, to the extent necessary, pay or provide for payment of such benefits to such Participant, his dependents, beneficiaries and estate.

  (d) If, despite the provisions of paragraph 4(b) benefits or the right to accrue further benefits under any stock option or other long-term incentive compensation arrangement existing on the effective date of the Change of Control shall not be provided under any such arrangement to such Participant, or his dependents, beneficiaries and estate, because he is no longer a Cummins employee, Cummins shall, to the extent necessary, provide, pay or provide for payment of such benefits to such Participant, his dependents, beneficiaries and estate.

5. Severance Allowance. In the event of the Termination of any Participant, he may elect, within 60 days after the date of such Termination, to be paid a lump-sum severance allowance in lieu of all termination payments provided in paragraph 4, in an amount which is equal to the sum of the following:

  (a) an amount equal to salary payments for 12 calendar months at the monthly rate in effect immediately prior to the date of his Termination or the effective date of the Change in Control, whichever is higher; and

  (b) an amount equal to four quarterly bonus payments in the amount of the Participant's Target Bonus payments calculated in accordance with the provisions of paragraph 4(a) above. To the extent Participants in this Plan are also participants in Cummins' Five Year Performance Plan or its Restricted Unit Plan, such persons shall be entitled to all benefits hereunder and thereunder in the event of a Change of Control, provided, however, that any employee participating in Cummins' Restricted Unit Plan shall have his payments under this plan reduced by any payments received by him under the takeover provisions of the Restricted Unit Plan.

  In the event that a Participant makes an election pursuant to this paragraph 5 to receive a lump-sum severance allowance of the aggregate amount determined pursuant to paragraphs (a) and (b), then, in addition to such amount, he shall receive (i) in addition to the benefits provided under any pension benefit plan and supplemental pension plan maintained by Cummins, the pension benefits he would have accrued under such pension benefit plan and supplemental pension plan if he had remained in the employ of Cummins for 12 calendar months after the date of his Termination, which benefits will be paid concurrently with, and in addition to, the benefits provided under such pension benefit plan and supplemental pension plan, (ii) the right to receive and exercise stock options and stock appreciation rights and to receive restricted stock and grants thereof and performance awards and similar incentive compensation benefits to which he would have been entitled under all such plans maintained by Cummins if he had remained in its employ for 12 calendar months after the date of his Termination and (iii) the employee benefits (including, but not limited to, coverage under any life insurance, medical, dental, disability and financial advisory arrangements or programs) to which he would have been entitled under all employee benefit plans, programs or arrangements maintained by Cummins if he had remained in its employ for 12 calendar months after the date of his Termination, or the value of the amounts described in such clauses
  (i), (ii) and (iii). The amount of the payments described in the preceding sentence shall be determined and such payments shall be distributed as soon as it is reasonably possible.

6. Legal Fees and Expenses. Cummins shall pay all legal fees and expenses which any Participant may incur as a result of Cummins' contesting the validity or enforceability of such Participant's interpretation of this Plan.

7. Amendment or Termination of this Plan. The Board shall have power at any time, in its discretion, to amend or terminate this Plan in whole or in part, provided, however, that no amendment or termination shall deprive any Participant of any rights or benefits to which he is or may become entitled under this Plan by reason of any Change of Control.

8. Withholding. Cummins may deduct from any amounts payable under this Plan any taxes required by law to be withheld with respect to such payments.

9. Reliance by Participants. All the foregoing severance and benefit arrangements shall be communicated to each Participant in this Plan and shall be generally described in filings with the Securities and Exchange Commission and to the stockholders of Cummins, all to the extent deemed necessary or desirable by Cummins, in order that each Participant shall be deemed to have continued his employment with Cummins hereafter in good faith reliance upon this Plan.